UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 5, 2012

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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-82154	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

6401 Hollis St., Suite 125
Emeryville, CA		94608
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (800) 768-2929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Securities Holders

The information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 28, 2012, Lyris, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to effect a 1-for-15 reverse stock split of its common stock (the “Reverse Stock Split”) and to decrease the number of authorized shares of common stock from 200,000,000 shares to 40,000,000 shares. A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

As the Company previously announced, in a Current Report on Form 8-K filed on June 15, 2011, at the Annual Meeting of Stockholders held on June 7, 2011 (the “Annual Meeting”), the Company’s stockholders approved the grant of discretionary authority to the Company’s Board of Directors (the “Board) to amend the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio of not less than 1-for-10 and not more than 1-for-15 and to decrease the number of authorized shares of common stock from 200,000,000 shares to 40,000,000 shares.

Pursuant to the authority granted to the Board by the stockholders at the Annual Meeting, the Board authorized the Reverse Stock Split and the decrease of the number of authorized shares of common stock from 200,000,000 shares to 40,000,000 shares. As a result of the Reverse Stock Split, the total number of outstanding shares of Common stock will be reduced to approximately 9.4 million shares and the conversion ratio for all instruments convertible into or exercisable for shares of common stock, including stock options and warrants, will be adjusted accordingly. These adjustments will include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of these securities and the applicable exercise or purchase price.

The Reverse Stock Split will take effect at 5:00 p.m., Pacific time, on March 12, 2012 (“Effective Time”), at which time every fifteen (15) shares of the Company’s issued and outstanding common stock will be automatically combined into one (1) issued and outstanding share of the Company’s common stock, without any change in the par value per share. Final execution of the Reverse Stock Split will be determined by the Financial Industry Regulatory Authority and could occur after the intended Effective Time. In connection with the Reverse Stock Split, the CUSIP number of its common stock (OTCBB: LYRI) will be changed to 55235L 203.

For beneficial holders of pre-Reverse Stock Split shares, each stockholder’s broker will make the appropriate adjustment to the number of shares held in their account as of the Effective Time. Stockholders holding pre-Reverse Stock Split shares of the Company’s common stock in certificate form will receive a letter of transmittal from the Company’s transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge) providing instructions for the exchange their outstanding pre-Reverse Stock Split shares for post-Reverse Stock Split shares.

No fractional shares of the Company’s post-Reverse Stock Split common stock will be issued as a result of the Reverse Stock Split; instead, the Company will pay in cash (without interest) the fair value of fractions of shares of its common stock that would otherwise result from the Reverse Stock Split based upon the last trade price of the common stock on the OTC Bulletin Board on the date of the Effective Time. Holders of the Company’s shares of common stock in certificate form will receive their payment for fractional shares upon the surrender to Broadridge of the certificates representing their pre-Reverse Stock Split shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment of the Company’s Restated Certificate of Incorporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYRIS, INC.

By:	/s/ Wolfgang Maasberg
Name:	Wolfgang Maasberg
Title:	Chief Executive Officer

Date: March 5, 2012